                                                                   Exhibit 3.7

      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of TVA Parana S.A.


                                          By: /s/ DOUGLAS DURAN
                                              ---------------------
                                                  DOUGLAS DURAN
                                                  Attorney-in-fact

Date: October 1, 1997

                PRIVATE INSTRUMENT OF ARTICLES OF INCORPORATION
                    OF THE LIMITED LIABILITY QUOTA COMPANY
               "TVA CURITIBA SERVICOS EM TELECOMUNICACOES LTDA."

By this private instrument and for all legal purposes, the undersigned, TEVECAP
- COMERCIO E PARTICIPACOES LTDA., a company with its principal place of business at Rua do Rocio, 313 - suite 114, in Sao Paulo - SP, enrolled with the Board of Taxpayers under no 57.574.170/0001-05, herein represented by its Directors, Messrs. Edgard de Silvio Faria, a Brazilian citizen, married, attorney, residing and domiciled in Sao Paulo - State of Sao Paulo, at Rua Barao do Triunfo, 1415 - apt. 41, bearer of ID Card RG no 1.824.058 and enrolled with the Board of Taxpayers CPF under no 066.731.988-34 and Carlos Alberto Machline, a Brazilian citizen, bachelor, stockbroker, residing and domiciled in Sao Paulo State of Sao Paulo, at Rua Manoel de Goes, 157, bearer of ID Card RG no 8.471.136 and enrolled with the Board of Taxpayers CPF under no 076.647.488-79; and LEONARDO PETRELLI NETO, a Brazilian citizen, married, expert in telecommunications, residing and domiciled in Curitiba - State of Parana, at Rua Pasteur, 780 - apt. 502, bearer of ID Card RG no 736.678 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, have resolved to organize a limited liability quota company, which shall be governed by the following clauses and conditions:

                    "NAME, HEAD OFFICE, OBJECT AND DURATION

                                  CLAUSE ONE

The company's name shall be TVA CURITIBA SERVICOS EM TELECOMUNICACOES
LTDA., and its principal place of business and venue are located in the city of Curitiba State of Parana, at Rua Martha Kateiva de Oliveira, 49.

                                  CLAUSE TWO

The company's objects are: a. sale, purchase, placement, assembly, lease and maintenance of telecommunications and radio broadcasting equipment and related services; b. management, gathering and collection of subscriptions for special television services; c. performance of advertising services; and d. all the necessary and applicable acts for the enforcement of said objects.

                                 CLAUSE THREE

The company has an indeterminate term of duration.

                                 CAPITAL STOCK

                                  CLAUSE FOUR

The fully subscribed and paid up capital stock, in Brazilian currency, is Cr$1,000,000.00 (one million cruzeiros), divided into 1,000,000 (one million) quotas, in the par value of Cr$1.00 (one cruzeiro) each, distributed between the partners as follows:

QUOTAHOLDERS                                  QUOTAS            VALUE Cr$

1.    TEVECAP - COMERCIO E                    800,000            800,000.00
      PARTICIPACOES LTDA.

2.    LEONARDO PETRELLI                       200,000            200,000.00
      NETO                                  ---------          ------------

      TOTAL                                 1,000,000          1,000,000.00


SOLE PARAGRAPH. The liability of the partners, pursuant to the law, is limited to the full amount of the capital stock.

                                  MANAGEMENT

                                  CLAUSE FIV

The company shall be managed by a Board of Directors consisting of three (3) members, with an indeterminate term of office, who will have full powers to manage the company's business, two of which shall be appointed by the partner TEVECAP - COMERCIO E PARTICIPACOES LTDA. and one position of Director to be occupied by the partner LEONARDO PETRELLI NETO or upon his delegation.

Paragraph One. The Company shall be represented:

      a. by two (2) Directors jointly, as Plaintiff or Defendant, including in the acts, agreements or documents for the disposal or encumbrance of assets, assumption or dismissal of liabilities and appointment of attorneys-in-fact. When such acts taken separately represent a value in excess of Cr$50,000,000.00 (fifty million Cruzeiros), to be restated as of the date hereof according to the IGPM index, one of the signatures must be by the Director upon delegation appointed by the minority partner.

      b. jointly, by one Director and one attorney-in-fact with special powers, or by two attorneys-in-fact with special powers, in acts, agreements and documents not covered by the preceding item and to open, operate and close bank accounts;

      c. severally, by one Director or by one attorney-in-fact with special powers, in day- to-day acts, forwarding of mail, issuing receipts and endorsing checks for deposit in the Company's bank accounts; and

      d. severally, by one attorney-in-fact with specific powers, in Court.

Paragraph Two. All powers-of-attorney must specify the granted powers and have a limited term of validity, with the exception of powers-of-attorney for Court purposes.

Paragraph Three. The employment of the company name is barred in sureties, collateral, acceptances, endorsements and other documents which do not represent acts in the Company's interest or imply mere graciousness.

Paragraph Four. The Directors are exempt from granting collateral and under the heading of pro labore will be entitled to a monthly compensation which will be determined by the quotaholders.

            BANKRUPTCY, DEATH, DISABILITY OR WITHDRAWAL OF PARTNER

                                  CLAUSE SIX

In the event of bankruptcy, death, incapacity, exclusion or removal of one of the partners, the Company will not be dissolved. In any of these events, the assets of the bankrupt, deceased, incapacitated, excluded or removed partner will be ascertained on the basis of a special balance sheet, appraised at the market price by a specialized company, taking into account for this purpose tangible and intangible assets, as well as liabilities on the date of the event and paid in twelve (12) equal, monthly and successive installments, accrued by monetary restatement in accordance with the indexation of the Referential Rate or any other which replaces it, plus interest of twelve percent (12%) per annum.

Paragraph One. In the event of death or mental disability, the partner's heirs may appoint a representative to remain in the Company, who will be approved by the quotaholders representing at least fifty per cent of the capital stock.

Paragraph Two. The partial dissolution of the company will take place, with the exclusion of the minority shareholder, through the ascertainment of assets as provided in the "caput" of this Clause, in the event of termination of the Agreement for joint operation between TV DELTA DE CURITIBA LTDA. and TVA RADIOENLACES LTDA., or in the event of disposal of the quotas which Mr. Leonardo Petrelli Neto holds in TV DELTA DE CURITIBA LTDA., in which events the Company will survive and the majority quotaholder will be entitled to invite other partners within thirty days.

                       ASSIGNMENT AND TRANSFER OF QUOTAS

                                 CLAUSE SEVEN

Neither partner may fully or partly assign its quotas to third parties, without firstly offering them in writing, at least thirty days in advance, to the other partner which, under equal conditions, will have a right of first refusal to purchase them.

Paragraph One. The assignment will be preceded by a notice with a written offer to purchase by third parties in good faith, in order for the other partner to exercise its right of first refusal within thirty days, if it wishes to do so.

Paragraph Two. Should the right of first refusal fail to be exercised, the notifying partner may assign its quotas to the interested third parties within ten days and subject to the conditions set forth in the notice; any assignment beyond said ten day time limit and in disagreement with the initial offer will be null and void.

                     FISCAL YEAR AND FINANCIAL STATEMENTS

                                 CLAUSE EIGHT

The fiscal year begins on January 1 of each year and will end on December 31 of the same year. At the end of each fiscal year the Balance Sheet and other financial statements will be drawn up, in compliance with the applicable legal provisions. Ascertained net profits will be allocated in accordance with the resolution of the partners. Ascertained losses will be borne by the partners proportionately to their quotas.

SOLE PARAGRAPH. The company may also draw up interim balance sheets for the distribution of ascertained profits.

                            CONTRACTUAL AMENDMENTS

                                  CLAUSE NINE

With the exception of the powers of and the manner in which the Directors Upon Delegation will be appointed, as provided in Clause Five, for which a unanimous vote will be required, the partners representing the majority of the capital stock may amend this charter and the acts performed as a result of said resolution will be legally binding.

Paragraph One. In the event of disagreement as regards a capital increase by subscription, the partners agree to a commitment clause whereby they will necessarily and legally submit themselves to arbitration, expressly waiving the procurement of a solution by court proceedings.

Paragraph Two. The partner which requests arbitration proceedings will clarify the controversial matter, together with all its specifications, and the partners hereby mutually appoint as arbitrator the Auditing Firm Coopers & Lybrand, taxpayer's enrollment CGC no 44.038.248/0001-17, with its principal place of business at Sao Paulo, and as Deputy the company Price Waterhouse, taxpayer's enrollment CGC no 61.562.112/0001-20, with its principal place of business at Sao Paulo, which shall submit, at the individual or joint request of the partners, its arbitration report within fifteen days, indicating its decision as regards the need, inconvenience, opportunity and equity justification for the value of the proposed capital increase.

Paragraph Three. The arbitration ruling shall be final and conclusive and the arbitrator shall be authorized to decide by equity, which decision shall be entirely accepted by the partners as definitive and enforced without recourse to the Judiciary Power, thus resulting in specific enforcement pursuant to the provisions of article 641 of the Code of Civil Procedure.

Paragraph Four. Should one of the partners file a claim in Court against the other partner without subjecting itself to the arbitration commitment provided in this clause, it will be forced to pay to the other partner the predetermined contractual fine of fifty percent of the value of the proposed capital increase.

Paragraph Five. The Company shall be liable for the payment of arbitration fees and expenses.

                              BOARD OF DIRECTORS

                                  CLAUSE TEN

The quotaholder TEVECAP COMERCIO E PARTICIPACOES LTDA. appoints as Directors
Messrs.: ROGER KARMAN, a Brazilian citizen, divorced, journalist, residing and domiciled in Sao Paulo - State of Sao Paulo, at Rua dr. Franco da Rocha, 215 - apt. 142, bearer of ID Card RG no 2.600.501 and enrolled with the Board of Taxpayers CPF under no 007.346.168- 72; and Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled in Osasco - State of Sao Paulo, at Rua Boninas, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CPF under no 541.326.068-72. The remaining Director will be the quotaholder LEONARDO PETRELLI NETO, whose particulars are given above.

                                     VENUE

                                 CLAUSE ELEVEN

The central courts of the Administrative Region of Curitiba are hereby elected to settle any matter arising from this Agreement.

The partners and directors declare they are not liable for any of the crimes provided by law which prevent them from performing commercial activities.

In witness whereof, the parties have executed this instrument in three counterparts before two witnesses, for all legal purposes.

                          Curitiba, November 28, 1991

(signed for TEVECAP - COMERCIO E PARTICIPACOES LTDA. by edgard de Silvio Faria and Carlos Alberto Machline)
(signed by LEONARDO PETRELLI NETO)

In using the company name, the Director Mr. Roger Karman will sign: TVA CURITIBA SERVICOS EM TELECOMUNICACOES LTDA.

In using the company name, the Director Mr. Douglas Duran will sign: TVA CURITIBA SERVICOS EM TELECOMUNICACOES LTDA.

In using the company name, the Director Mr. Leonardo Petrelli will sign:
TVA CURITIBA SERVICOS EM TELECOMUNICACOES LTDA.

Witnesses:
(signed by Rosa Amendola and Tayer Castro Oliveira)

IN WITNESS WHEREOF, I HAVE HEREUNTO SET MY HAND at Sao Paulo, this 31st day of January, 1997. My commission is for life.

I hereby declare that I have received the following AMENDMENT TO THE ARTICLES OF INCORPORATION, in Portuguese, which I duly translate into English as follows:

                               TVA PARANA LTDA.
                          CGCMF No 84-938.786/0001-82
                               NIRE 41202681240

                7TH AMENDMENT TO THE ARTICLES OF INCORPORATION
                                AUGUST 30, 1996

By this private instrument:

TEVECAP S/A, with its principal place of business at Rua do Rocio, 313 - suite 101, Sao Paulo-SP, enrolled with the Board of Taxpayers CGC/MF under no 57.574.170/0001-04, registered with the Board of Trade of Sao Paulo under NIRC no 35300139623, herein represented by its Directors, Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CIC under no 128.701.967-68, residing and domiciled at Alameda Argentina, 406, Barueri-SP and Claudio Cesar D'Emilio, a Brazilian citizen, married, business administrator, bearer of ID Card RG no
4.493.895 and enrolled with the Board of Taxpayers CIC under no 273.258.818-00, residing and domiciled at Rua Sicano, 110, Sao Paulo-SP;

Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15;

sole quotaholders of the limited liability quota company TVA Parana Ltda., with its principal place of business at Rua Marta Kateiva de Oliveira, 49, in the city of Curitiba/PR, enrolled with the Board of Taxpayers CGC/MF under no 84.938.786/0001-82, having its Articles of Incorporation filed with the Board of Trade of the State of Parana under no 41202681240, at the session of January 7, 1992, and as a partner newly admitted to the Company

TVA SUL PARTICIPACOES S.A., with its principal place of business in Curitiba/PR, at Rua Martha Kateiva de Oliveira, 49-room 4, enrolled with the Board of Taxpayers CGCMF under no 01.201.577/0001-24, having its By-Laws filed with the Board of Trade of the State of Parana, NIRE no 41300063451, herein represented by its Directors Jose Augusto P. Moreira and Leonardo Petrelli Neto, whose particulars are given above;

HAVE RESOLVED:

1. To change the Company's name to TVA SUL PARANA LTDA.

2. To approve the transfer of 170,217 (one hundred and seventy thousand two hundred and seventeen) free and unencumbered quotas by the partner Leonardo Petrelli Neto to TVA Sul Participacoes S.A., in view of the fact that said quotas were awarded to pay up the capital increase of TVA Sul Participacoes S.A.;

3. To approve the assignment and transfer of 27,542,127 (twenty-seven million five hundred and forty-two thousand one hundred and twenty-seven) free and unencumbered quotas by the partner Tevecap S.A. to TVA Sul Participacoes S.A., for the price agreed by the parties, the Assignor granting the Assigning the fullest, most general and unrestricted discharge;

4. In view of the measures approved above, as well as of other changes they intend to make to the Articles of Incorporation, the quotaholders have resolved to reword and restate the Articles of Incorporation, which shall henceforth be worded as follows:

                           ARTICLES OF INCORPORATION

                                       I
                    NAME, HEAD OFFICE, OBJECT AND DURATION

CLAUSE 1. The company's name shall be TVA SUL PARANA LTDA.

CLAUSE 2. The company's principal place of business and venue are located in Curitiba/PR, at Rua Martha Kateiva de Oliveira, 49.

      Sole Paragraph. The Company's Board of Directors may open and close branches and offices anywhere in the Brazilian territory.

CLAUSE 3. The Company's objects are: (a) the exploitation, distribution, transmission, radio links and operation of cable television services; the supply of television signals by satellite repetition; production, distribution, import and export of television programs; import of equipment and replacement parts, for its own use; performance of other services related to television program signal transmission, reception and distribution; exploitation of advertising in all its formats, implications and modes; and participation in other corporations.

CLAUSE 4. The Company has an indeterminate term of duration.

                                      II
                                 CAPITAL STOCK

CLAUSE 5. The capital stock is R$19,121,518.05 (nineteen million one hundred and twenty-one thousand five hundred and eighteen Reais and five cents) divided into 27,712,345 (twenty-seven million seven hundred and twelve thousand three hundred and forty-five) quotas, in the par value of R$0.69 (sixty nine cents of one Real) each, fully subscribed and paid up in Brazilian currency, distributed as follows among the partners:

Partners                                 Quotas                Value R$

TVA - Sul Participacoes S.A.            27,712,344           19,121,517.36

Leonardo Petrelli Neto                           1                    0.69

Total                                   27,712,345           19,121,518.05

      Sole Paragraph. The partners' liability is limited, pursuant to the law, to the full amount of capital stock.

                                     III
                                  MANAGEMENT

CLAUSE 6. The company shall be managed by the quotaholders who will delegate their management powers to three (03) representatives who will remain in office for an indeterminate term and in the capacity of Directors shall have full powers to carry on the company's business.

CLAUSE 7. The Company shall be represented:

      (a) by two Directors jointly, in acts, agreements and documents which represent a liability for the Company or a waiver of rights by the latter and in the acts for the disposal or encumbrance of assets. When such acts, taken separately, represent an amount in excess of R$100,000.00 (one hundred thousand Reais) one of the signatures must be by the Director Leonardo Petrelli Neto.

      (b) severally, by one Director or one attorney-in-fact with special powers in the performance of day-to-day activities, forwarding of mail, issue of receipts and endorsement of checks for deposit in the company's bank accounts.

      Paragraph 1. The appointment of attorneys-in-fact will require the joint signature of two Directors and the respective powers-of-attorney will specifically list the acts they may perform. With the exception of those which grant the powers of the "ad judicia" clause, all the other powers-of-attorney granted by the Company will have a limited term of validity.

      Paragraph 2. The Directors are barred from using the company name in third party guarantees and business alien to the company's interest or acts which imply an act of graciousness.

      Paragraph 3. The Directors are exempt from granting collateral and will be entitled to monthly compensation, under the heading of pro labore, determined by the quotaholders.

                                      IV
                       ASSIGNMENT OR TRANSFER OF QUOTAS

CLAUSE 8. None of the partners may fully or partly assign its quotas to third parties, without firstly offering them in writing, at least thirty days in advance, to the other partner which, under equal conditions, will have a right of first refusal to purchase them.

      Paragraph 1. The assignment will be preceded by a notice with a written offer to purchase by third parties in good faith, in order for the other partner to exercise its right of first refusal within thirty days, if it wishes to do so.

      Paragraph 2. Should the right of first refusal fail to be exercised, the notifying partner may assign its quotas to the interested third parties within ten days and subject to the conditions set forth in the notice; any assignment beyond said ten day time limit and in disagreement with the initial offer will be null and void.

Paragraph 3. The assignment of the company's quotas which imply a transfer of the company's controlling power will be subject to prior authorization by the Ministry of Communications.

                                       V
                  AMENDMENT TO THE ARTICLES OF INCORPORATION,
                          DISSOLUTION AND LIQUIDATION

CLAUSE 9. Any amendment to these articles requires the prior consent of controlling quotaholders.

CLAUSE 10. In the event of bankruptcy, death, incapacity, exclusion or removal of one of the partners, the Company will not be dissolved. In any of these events, the assets of the bankrupt, deceased, incapacitated, excluded or removed partner will be ascertained on the basis of a special balance sheet and paid to the partner or its heirs in twelve (12) monthly, equal, successive installments, accrued by interest of twelve percent (12%) per annum.

      Sole Paragraph. In the event of death or mental disability, the partner's heirs may appoint a representative to remain in the Company, who will be approved by the other partners.

                                      VI
                    FISCAL YEAR, BALANCE SHEET AND PROFITS

CLAUSE 11. The fiscal year will end on December 31 whereupon the appropriate financial statements will be drawn up. The company may also draw up interim balance sheets and resolve upon the respective distribution of profits. All resolutions on the distribution of profits will require the unanimous consent of the quotaholders.

                                      VII
                           MISCELLANEOUS PROVISIONS

CLAUSE 12. The Company, through all its quotaholders, undertakes to strictly comply with all the laws, decrees, regulations, rules and recommendations made by the Awarding Public Powers.

                                     VIII
                                     VENUE

CLAUSE 13. The parties elect the courts of the Administrative Region of Curitiba, State of Parana, to settle any claims arising from this Charter.

5. The quotaholders appoint as directors, Messrs. Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CIC under no 128.701.967-68, residing and domiciled at Alameda Argentina, 406, Barueri-SP; Douglas Duran, a Brazilian citizen, married, business administrator, residing and domiciled at Alameda das Rosas, 444, Barueri/SP, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068- 72, and LEONARDO PETRELLI NETO, a Brazilian citizen, married, expert in telecommunications, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15;

The partners and directors declare they are not liable for any of the crimes provided by law which prevent them from performing commercial activities.

In witness whereof, the parties have executed this instrument in three counterparts before two witnesses.

                           Curitiba, August 30, 1996

                                 TEVECAP S.A.
        (signed by Jose Augusto P. Moreira and Claudio Cesar D'Emilio)

                          TVA SUL PARTICIPACOES S.A.

        (signed by Jose Augusto P. Moreira and Leonardo Petrelli Neto)

                                  (signature)
                            LEONARDO PETRELLI NETO

Witnesses:
(signed by Leila Aparecida Alves and Aline Pereira Leite)

Attest:
(signed by Silvia C.L. Bernardes, OAB/SP 74.256)

BOARD OF TRADE OF THE STATE OF PARANA

I certify registration on December 05, 1996 under number
961860545
(signed by Sidmar Antonio Cavet, Secretary General)


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